Exhibit 99.2

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

Today, February 4, 2016, Outerwall Inc. issued a press release announcing financial results for the 2015 fourth quarter and full year. The following prepared remarks provide additional information related to the company’s operating and financial performance as well as full year 2016 guidance.

The company will host a conference call today at 2:30 p.m. PST to discuss 2015 fourth quarter and full year results and full year 2016 guidance.

The earnings press release, prepared remarks and conference call webcast are available on the Investor Relations section of Outerwall’s website at ir.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2016 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and contract termination costs, that include early lease terminations and the related asset impairments) associated with actions to reduce costs in our continuing operations across the Company, iii) acquisition costs related to the acquisition of Gazelle, iv) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, v) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, vi) gain on bargain purchase of Gazelle, vii) tax benefits related to a net operating loss adjustment and a worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

Overview

Outerwall remains one of the largest U.S. retailers with more than 60,000 kiosks, and, in addition, has more than 35 million active customers and a digital distribution network of more than 50 million touchpoints. During 2015, we delivered strong financial results despite the impact of a challenging fourth quarter for Redbox. Coinstar continued to generate solid profitability and cash flow and during the year we refocused ecoATM from scaling to moving toward profitability. As a result, we managed margins and drove profitability and free cash flow for the year. At the same time, we continued our balanced approach to capital allocation through the introduction of a quarterly cash dividend and repurchasing both shares and bonds.

2015 Consolidated Results

The year-over-year comparisons we make in these prepared remarks will be 2015 versus 2014 and the quarter-over-quarter comparisons will be Q4 2015 versus Q4 2014 unless otherwise noted.

Our 2015 GAAP results include a non-cash, non-tax deductible goodwill impairment charge of $85.9 million taken in Q2 related to our ecoATM business and $27.2 million of one-time restructuring and related costs recorded over the year, as we continued to align costs with revenue across the enterprise.

	Year Ended December 31,		Change
(In millions, except per share data)	2015	2014	%
GAAP Results
Consolidated revenue	$2,193.2	$2,291.6	(4.3)%
Income from continuing operations	$49.4	$124.7	(60.3)%
Net income	$44.3	$106.6	(58.4)%
Diluted earnings from continuing operations per common share*	$2.75	$5.89	(53.3)%
Net cash provided by operating activities	$326.1	$338.4	(3.6)%

Core Results**
Core adjusted EBITDA from continuing operations	$485.3	$496.8	(2.3)%
Core diluted EPS from continuing operations*	$8.77	$7.26	20.8%
Free cash flow (FCF)	$248.5	$240.4	3.4%

*	Beginning in Q1 2015, we applied the two-class method of calculating earnings per share for our GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the prior year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method
**	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results

Highlights for 2015 include:

•	We generated $248.5 million in free cash flow, 3.4% higher than 2014 despite a 4.3% decline in revenue as we maintained our focus on operational excellence and expense management

•	We delivered $485.3 million in core adjusted EBITDA from continuing operations, which was down $11.5 million from the prior year, despite $98.4 million less in revenue

•	We acquired certain assets and liabilities of Gazelle, Inc. and closed the transaction in Q4

•	We repurchased approximately 2.5 million shares for $159.8 million and paid $21.3 million in cash quarterly dividends returning approximately 73% of FCF to shareholders

•	We opportunistically repurchased $41 million in face value of bonds in Q4

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

Q4 Consolidated Results

During Q4 we had approximately $11.3 million in one-time restructuring and related costs, including costs associated with organizational changes at Redbox and ecoATM, and an $8.5 million one-time payment to settle an outstanding purchase commitment with NCR. These costs have been allocated to the lines of business and are included in Q4 segment operating results.

	Three Months Ended December 31,		Change
(In millions, except per share data)	2015	2014	%
GAAP Results
Consolidated revenue	$527.2	$597.4	(11.8)%
Income from continuing operations	$17.1	$51.1	(66.6)%
Net income	$17.0	$43.8	(61.1)%
Diluted earnings from continuing operations per common share*	$1.00	$2.68	(62.7)%
Net cash provided by operating activities	$59.3	$131.3	(54.8)%

Core Results**
Core adjusted EBITDA from continuing operations	$95.8	$147.7	(35.2)%
Core diluted EPS from continuing operations*	$1.43	$2.83	(49.5)%
Free cash flow	$41.9	$105.7	(60.4)%

*	Beginning in Q1 2015, we applied the two-class method of calculating earnings per share for our GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the prior year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method
**	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results

Capital Allocation

During 2015, we took a balanced approach to managing our capital structure that included returning capital to shareholders through repurchasing shares and paying a quarterly cash dividend, acquiring the assets of Gazelle to help move ecoATM to profitability, and repurchasing bonds, while lowering our net leverage ratio1 to 1.74x through a reduction in total debt.

For the year, we repurchased approximately 2.5 million shares of our common stock, which represented 13.3% of total shares outstanding at the beginning of 2015. The shares were purchased at an average price of $63.56 per share for $159.8 million. This includes 673,821 shares repurchased in Q4 at an average price of $53.89 per share. As of December 31, 2015, there was approximately $256.4 million in authority remaining under our current stock repurchase program.

During Q4 we also repurchased 41,092 of our 5.875% Senior Notes due 2021 for $34.6 million. The outstanding principal balance has been reduced to $258.9 million. The gain from the early extinguishment of these notes was $5.9 million and is included in net interest expense.

In the first quarter of 2015, we initiated a quarterly dividend of $0.30 per share and during the year paid a total of $21.3 million in cash dividends. Today we announced that we will pay another quarterly dividend of $0.30 per share, reflecting our ongoing confidence in the prospects of the company and our continued ability to generate profitability and cash flow.

[1]	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

In 2016, we plan to return 75% to 100% of annual free cash flow to investors through share repurchases, dividends and senior note repurchases.

Capital Expenditures

In Q4 our total investment in capital expenditures (CAPEX) on an accrual basis was $18.3 million, primarily reflecting investments to optimize and support our Redbox, Coinstar and ecoATM kiosk networks and corporate investments in technology, equipment and facilities, bringing the total for 2015 to $75.0 million. The following is a breakdown of CAPEX by category for Q4:

Q4 2015 CAPEX (Accrual Basis)
(In millions)	New	Maintenance	Other	Total
Redbox	$1.5	$2.0	$2.2	$5.7
Coinstar	1.4	2.6	—	4.0
ecoATM	1.4	—	—	1.4
All Other	0.3	—	—	0.3
Corporate	—	—	6.9	6.9

TOTAL	$4.6	$4.6	$9.1	$18.3

Additional Q4 Consolidated Metrics

Metric	Amount		Comment
Total net interest expense	$6.1	MM	Includes $0.7MM in noncash interest expense and a $5.9MM gain on early extinguishment of debt
Core effective tax rate	35.8%
Cash and cash equivalents	$222.5	MM	Includes $83.3MM payable to retailer partners; additionally, $46.2MM of total cash was held in financial institutions domestically
Total principal value of outstanding debt, including capital leases	$892.2	MM
Net leverage ratio*	1.74	x

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

Q4 2015 SEGMENT OPERATING RESULTS – Redbox

Key Metrics

Category	Q4 2015		Q4 2014
Revenue	$407.0	MM	$490.7	MM
Rentals	135.8	MM	179.5	MM
Net revenue per rental	$2.98		$2.73
Same store sales growth (decline)	(16.0	) %	(1.3	) %
Gross margin	52.1%		58.3%
Segment operating income	$62.6	MM	$125.8	MM
Segment operating margin	15.4%		25.6%
Unique credit cards renting in quarter	32.4	MM	39.1	MM
Total kiosks (at quarter end)	40,480		42,280
Total locations (at quarter end)	33,060		34,740
Blu-ray
Blu-ray as percentage of rentals	15.2%		15.3%
Blu-ray as percentage of Redbox revenue	18.5%		18.3%

In December, we lowered full year revenue and profitability guidance based on preliminary November results and expectations for December, as customers did not return to their normal rental patterns as quickly as anticipated following successive quarters of weak content. Profitability was impacted by the lower level of rentals as well as increased promotional spend and additional content purchases for Q4, which were implemented to encourage consumers to return to normal rental patterns. We believe that Redbox continues to offer a compelling value proposition, providing new releases to consumers at a great value. We are committed to taking the necessary actions to position the business for continued success by managing it to drive profitability and generate cash flow, with disciplined expense management and targeted, strategic investments to extend the Redbox brand.

Q4 Redbox revenue was down $83.7 million or 17.1%, reflecting the impact of a 24.3% year-over-year decline in rentals driven by several factors, including:

•	higher impact from secular decline in the physical market, which we believe was low double digits and was evidenced by a slower recovery in high frequency renters than expected;

•	historically low Q3 box office negatively impacting Q4 and 8 fewer titles in Q4 2015 versus a year ago;

•	lower demand from price-sensitive customers in the first two months of the quarter and a greater impact in December relative to last year when we took the price increase;

•	consumer transition to new generation platforms in our video games rental business; and

•	the removal of underperforming kiosks.

Due to the poor content in Q3 2015, unique customers were at the lowest point of the year coming into Q4. Although box office was 8.5% higher in Q4 2015 compared with Q4 2014, it was not enough to generate the heightened level of rentals we expected since nearly half the total box office for the quarter, or $1.8 billion, was driven by four major releases, Jurassic World, Avengers: Age of Ultron, Inside Out, and Furious 7. Historically, blockbuster titles have not rented as well at Redbox as they perform in theaters since many customers have already seen the movies in theaters or purchased them. Excluding those four titles, Q4 box office was down 42.7% year-over-year.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

As a result, unique credit cards renting decreased 17.1% year-over-year and 1.7% from Q3 2015 to 32.4 million, in line with the lower rental demand. Further, high frequency renters (HFR), customers that rent four or more titles per quarter, represented 47.3% of revenue in Q4 2015, a decline from 54.0% last year, but up from 46.0% sequentially. Although HFRs have been declining, new cards renting represented 23.0% of all cards, which is similar to Q4 2014, as Redbox continues to acquire new customers and reactivate lapsed customers. Further, our Play Pass loyalty program grew 15.7% to 3.2 million customers or 10.0% of our unique cards. Play Pass has been a successful program for Redbox with Play Pass customers renting more frequently than the average customer. Redbox will continue to leverage customer relationships and make targeted investments in technology to grow the Play Pass program and attract more customers.

Q4 net revenue per rental, or average check, increased 9.2% year-over-year to $2.98, driven primarily by the price increases. On a full year basis, the price increases drove an 11.4% net revenue lift. The higher price points were partially offset by the expected increase in single-night rentals, which represented 61.3% of total rentals in Q4, an increase of approximately 320 basis points year-over-year. Q4 average check for movies was lower relative to the rest of the year due to increased promotions. We increased our investment in customer-specific promotions to re-engage customers following several quarters of weak content and to lessen the impact of the decline in demand from the price increase and increased competition. While we did not experience the benefit to rentals that we expected, promotions helped increase consumer engagement. As a result, our customer touchpoints continue to grow, with our marketable email addresses reaching 41.5 million, up 5.4% from Q4 2014 and 1.5% sequentially.

Despite 3 fewer Blu-ray titles, year-over-year Blu-ray increased approximately 20 basis points as a percentage of revenue due to the price increase. As a percentage of overall rentals, Blu-ray comprised 15.2% in Q4 2015, in line with last year.

In Q4 Redbox segment operating income decreased 50.2% to $62.6 million and segment operating margin declined 10.2 percentage points to 15.4% driven primarily by lower gross margin and higher marketing expenses, as well as $8.4 million in one-time restructuring and related costs, which include the NCR purchase commitment settlement costs. Without the restructuring costs, Q4 Redbox segment operating margin would have been 210 basis points higher. Gross margin decreased 620 basis points year-over-year to 52.1%, reflecting higher content purchases exacerbated by lower than expected rentals. While some of the product cost from Q4 will impact Q1 2016 gross margin, we will continue to refine our purchases to optimize margins.

Video Games Rentals and Revenue

Video Games Performance	Q4 2015	Q4 2014
Percentage of rentals	2.8%	2.6%
Percentage of Redbox revenue	5.9%	5.8%

Although the video game market continues its transition to new generation consoles, Redbox game rentals and revenues improved as a percentage of overall rentals and revenue on a year-over-year basis. The improvement shows positive momentum despite 3 fewer unique game titles released at Redbox in Q4 2015 compared with Q4 2014, partially driven by growing interest in new generation video games as well as the

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

price increase implemented in January 2015. New generation rentals represented 77.8% of all game rentals in Q4 2015, up from only 7.0% in Q4 2014. During the week of Christmas, Redbox video game rentals were 83.7% above same week rentals in 2014. Approximately 60% of Redbox video game renters in November and December were new customers compared with 54% during the same period in 2014. As the new generation console base continues to grow, Redbox can play a critical role in increasing mainstream consumer adoption of the new formats, providing value to both our industry partners and customers. Video games remain a key component of the Redbox strategy and we will continue to focus on growing demand while maintaining profitability.

Q4 2015 SEGMENT OPERATING RESULTS – Coinstar

Key Metrics

Category	Q4 2015		Q4 2014
Revenue	$83.3	MM	$81.9	MM
Average transaction	$46.02		$44.45
Transactions	17.5	MM	17.9	MM
Same store sales (SSS) growth	5.6%		3.3%
Segment operating income	$31.2	MM	$33.6	MM
Segment operating margin	37.5%		41.0%
Kiosks (at quarter end)	20,930		21,340
Locations (at quarter end)	19,660		20,250

Coinstar segment revenue increased $1.4 million, or 1.7%, and same store sales increased 2.3 percentage points compared with Q4 2014, reflecting higher U.S. volume. Average transaction size increased $1.57, or 3.5%, consistent with recent trends of larger pours and less frequent visits.

While Coinstar continues to manage costs and create efficiencies, segment operating income decreased $2.3 million, or 6.9%, resulting in lower segment operating margin of 37.5%, which was down 350 basis points. The year-over-year decrease reflects higher shared services allocations, including a $1.5 million increase in one-time restructuring and related costs that reflect actions to further align costs with revenue.

Q4 2015 SEGMENT OPERATING RESULTS – ecoATM

Gazelle Acquisition

ecoATM’s Q4 segment results reflect the acquisition of certain assets and liabilities of Gazelle, Inc., which was finalized in November. Gazelle is an online solution for the sale and purchase of used mobile phones, computers and tablets for cash through www.gazelle.com. The business combination provides ecoATM with a direct-to-consumer channel for collected devices and enhanced capabilities, such as refurbishment. We believe the combination will provide margin and revenue uplift opportunities enabling ecoATM to get to profitability quicker. Gazelle is focused on collections of higher value devices, offering a delayed cash option for less time-sensitive consumers. Initial testing has shown there is incremental revenue and margin by selling certain devices collected at the kiosk through the direct-to-consumer storefront. As the two businesses become fully integrated, we expect to increase the number of devices sold directly to consumers.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

The assets we acquired include the rights to the Gazelle brand, device inventory on hand at the time of acquisition and the infrastructure developed for device acquisition and sales through the direct-to-consumer and online marketplace channels such as eBay and Amazon.

The purchase price was approximately $18.0 million in cash. A summary of the purchase price allocation follows:

Dollars in thousands	November 10, 2015
Total consideration transferred	$17,980
Assets acquired:
Accounts receivable	$67
Prepaid expenses and other current assets	3,963
Property and equipment	252
Intangible assets	16,000

Total assets acquired	20,282

Liabilities assumed:
Deferred revenue	(750)
Deferred tax liabilities	(563)

Total liabilities assumed	(1,313)

Total net assets acquired	$18,969

Bargain purchase gain	$989

The $16.0 million for intangible assets includes $14.0 million for the Gazelle trade name and $2.0 million for developed technology that will be amortized over 10 years and 3 years, respectively.

Key Metrics

Category	Q4 2015		Q4 2014
Revenue	$36.8	MM	$24.7	MM
Segment operating loss	$(6.8	) MM	$(8.1	) MM
ASP of value devices sold	$61.70		$59.77
Number of value devices sold	625,756		404,138
Number of overall devices sold	797,055		598,980
Kiosks (at quarter end)	2,250		1,890
Locations (at quarter end)	2,020		1,660

During Q4 we continued to focus on managing the business for profitability and, based on what we experienced, believe we will accelerate our progress as we integrate Gazelle into the business. The team, which includes experienced leaders from Gazelle, is focused on improving performance, reducing operating costs and consolidating overhead expenses.

In Q4 we installed 40 net new ecoATM kiosks, with the majority in the mass merchant channel, as we continued to optimize our kiosk network and redeploy kiosks to more productive locations. In 2015 we redeployed a total of 320 kiosks.

Overall wholesale pricing recovered several months sooner than we expected following the iPhone launch in September compared with last year, which we believe was due to the lower iPhone 6s and 6s Plus sales.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

In Q4 ecoATM segment revenue increased 48.9% compared with Q4 2014, primarily due to revenue generated from Gazelle following the close of the acquisition. Higher value device collections were down year-over-year, which is consistent with what we had seen throughout 2015 due to the lower foot traffic at our kiosks. However, since Gazelle focuses on fewer SKUs and high value devices, we expect collections of higher value devices to increase as we integrate the businesses.

ecoATM’s Q4 segment operating results reflect approximately $560,000 in one-time restructuring and related costs, including severance costs, as well as $342,000 in Gazelle deal fees included in G&A.

Q4 segment operating loss decreased year-over-year reflecting our focus on controlling expenses and creating efficiencies. We continue to see improvements in per kiosk fixed expenses as we negotiate new contracts and look for alternative servicing models.

For 2016, our focus is on moving toward segment operating profitability. To accomplish that, we are focused on several key strategies. In terms of kiosks, we plan to continue to remove and redeploy underperforming kiosks to select mass and mall locations. In addition, we expect to complete the integration of Gazelle in the first half of the year, generating operational synergies between the two businesses. Revenue is expected to increase significantly due to having the Gazelle assets for a full year and we expect margin enhancement from selling devices collected at kiosks through the more profitable direct-to-consumer channel.

Guidance

We provide annual guidance only and expect to update our annual guidance as appropriate when we report financial results each quarter. Due to the difficulty in forecasting as a result of the content release schedule, accelerating secular decline and our focus on profitability and cash flow, we are not providing revenue guidance for 2016. We will continue to provide guidance for core adjusted EBITDA from continuing operations, earnings per share from continuing operations and free cash flow. (Exhibit 1)

There are several factors that influence our 2016 expectations, including expected rental decline at Redbox from secular decline, the new release schedule and strength of content for movies and video games, Redbox’s success in re-engaging consumers to rent movies, the integration of Gazelle, the redeployment of previously manufactured ecoATM kiosks, and our ability to further align costs with revenue.

For the full-year 2016, we expect:

•	core adjusted EBITDA from continuing operations between $340 million and $380 million reflecting the impact of rental decline on Redbox revenue and profitability and flow through into 2016 from the product overbuy in Q4 2015;

•	core diluted earnings per share between $5.00 and $6.30, impacted by the lower expected EBITDA partially offset by lower depreciation from fully depreciated kiosks, which does not reflect any share repurchases we may complete during the year; and

•	free cash flow between $140 million and $190 million driven by lower EBITDA and a negative impact to working capital, partially offset by lower capital expenses.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Fourth Quarter and Full Year Earnings

Prepared Remarks

February 4, 2016

Based on our current view of the upcoming box office releases at Redbox, 2016 box office is expected to be $10.2 billion, up 2.8% from 2015, with 8 more titles released than in 2015, including 11 more in the first half of the year and 3 fewer in the second half of the year. Redbox expects 9 more day and date titles, which generally drive higher rentals but are lower margin percentage titles. In Q3 2016, we expect the lowest box office and number of releases during the year due to the Rio Olympic Games in August. Typically, studios have not released new titles during the summer games, which impacts both rental volume and momentum. Theatrical releases, as well as the release schedule for Redbox titles, will evolve throughout the year and the performance of titles in theaters remains difficult to predict.

Q1 2016 box office is expected to be $3.0 billion, 22.7% below Q4 2015 with 8 more titles, 7 of which are delay titles. (Exhibit 2) Year-over-year, Q1 2016 box office is up 15.8% or $405.7 million from Q1 last year, with 8 more titles. For the year, Q4 2016 is expected to have the highest box office followed by Q1 2016, Q2 2016, and Q3 2016. Consistent with historical patterns, we expect stronger seasonality in the first and fourth quarters of 2016.

We plan to manage the Redbox business for profitability and cash flow in 2016 with disciplined expense management and targeted, strategic investments to extend the Redbox brand. We expect that our continued focus on expense management, operational efficiencies and network optimization will help offset a portion of the expected rental decline. We continue to collaborate with our retail partners to improve kiosk productivity at existing locations and remove unproductive kiosks. We expect to remove between 1,000 and 2,000 Redbox kiosks in 2016, helping to improve revenue per kiosk, while lowering content and servicing costs due to a smaller installed base.

We estimate a 15% to 20% decline in rentals from the secular decline in 2016, which is an increase from what the business experienced in 2015, as consumers shift to other forms of entertainment. Nevertheless, we believe there is a core group of millions of consumers that will continue to rent from Redbox for many years to come.

The new generation console base grew during the 2015 holiday period and Redbox plans to offer greater depth of new generation content in 2016; as a result, we expect video games revenue and rentals to improve year-over-year.

With our focus on moving ecoATM to operating profit breakeven in 2016, we will continue to redeploy underperforming kiosks and expect to install between 50 and 100 kiosks in the mall and mass channels. Since these kiosks were manufactured in previous years, we expect a significant reduction in capital expenditures for ecoATM.

Summary

In 2015 we generated substantial free cash flow despite challenges Redbox faced in the fourth quarter that impacted our consolidated results. In 2016 we are working to optimize Redbox’s performance in an environment of secular decline while working to extend the life of this well-known brand for years to come. We will continue to manage expenses, increase productivity and create efficiencies across the enterprise as we focus on generating profitability and cash flow in our Redbox and Coinstar businesses and move the ecoATM business to profitability. We are committed to create additional value for our stakeholders and will continue to balance the needs of our business for prudent investment with our commitment to return capital to investors.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and contract termination costs, that include early lease terminations and the related asset impairments) associated with actions to reduce costs in our continuing operations across the Company, iii) acquisition costs related to the acquisition of Gazelle, iv) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, v) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, vi) gain on bargain purchase of Gazelle, vii) tax benefits related to a net operating loss adjustment and a worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars in thousands	2015	2014	2015	2014
Net income from continuing operations	$17,050	$51,115	$49,446	$124,677
Depreciation, amortization and other	47,274	48,997	184,940	202,478
Interest expense, net	6,126	12,599	42,353	47,644
Income tax expense	8,664	31,033	73,619	66,164
Share-based payments expense(1)	5,252	3,291	17,377	13,384

Adjusted EBITDA from continuing operations	84,366	147,035	367,735	454,347
Non-Core Adjustments:
Goodwill impairment	—	—	85,890	—
Restructuring and related costs	11,302	—	27,153	469
Acquisition costs	342	—	342	—
Rights to receive cash issued in connection with the acquisition of ecoATM	575	3,237	4,354	13,270
(Income) loss from equity method investments, net	207	(2,527)	800	28,734
Gain on purchase of Gazelle	(989)	—	(989)	—

Core adjusted EBITDA from continuing operations	$95,803	$147,745	$485,285	$496,820

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$1.00	$2.68	$2.75	$5.89
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.02	0.06	0.05	0.13

Diluted EPS from continuing operations (treasury stock method)	1.02	2.74	2.80	6.02
Non-Core Adjustments, net of tax:(1)
Goodwill impairment	—	—	4.87	—
Restructuring and related costs	0.42	—	0.94	0.01
Acquisition costs	0.01	—	0.01	—
Rights to receive cash issued in connection with the acquisition of ecoATM	0.03	0.17	0.17	0.53
(Income) loss from equity method investments, net	0.01	(0.08)	0.03	0.85
Gain on purchase of Gazelle	(0.06)	—	(0.05)	—
Tax benefits from net operating loss adjustment and worthless stock deduction	—	—	—	(0.15)

Core diluted EPS from continuing operations	$1.43	$2.83	$8.77	$7.26

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

A reconciliation of amounts used in calculating core diluted EPS from continuing operations in the table above is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands	2015	2014	2015	2014
Income from continuing operations attributable to common shares	$16,602	$49,462	$48,117	$120,748
Add: income from continuing operations allocated to participating securities	448	1,653	1,329	3,929

Income from continuing operations	$17,050	$51,115	$49,446	$124,677

Weighted average diluted common shares	16,575	18,473	17,487	20,503
Add: diluted common equivalent shares of participating securities	106	187	155	196

Weighted average diluted shares (treasury stock method)	16,681	18,660	17,642	20,699

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars in thousands	2015	2014	2015	2014
Net cash provided by operating activities	$59,311	$131,304	$326,085	$338,351
Purchase of property and equipment	(17,427)	(25,613)	(77,591)	(97,924)

Free cash flow	$41,884	$105,691	$248,494	$240,427

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM).

We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

	December 31,
Dollars in thousands	2015	2014
Senior unsecured notes(1)	$608,908	$650,000
Term loans(1)	136,875	146,250
Revolving line of credit	140,500	160,000
Capital leases	5,889	15,391

Total principal value of outstanding debt including capital leases	892,172	971,641
Less domestic cash and cash equivalents held in financial institutions	(46,192)	(66,546)

Net debt	845,980	905,095
LTM Core adjusted EBITDA from continuing operations	$485,285	$496,820

Net leverage ratio	1.74	1.82

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of December 31, 2015, and December 31, 2014, included $6.3 million and $8.4 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of December 31, 2015, and December 31, 2014, included $0.3 million and $0.3 million in associated debt discount, respectively.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Exhibit 1: 2016 Full-Year Guidance 1 See Appendix A for a discussion of Non-GAAP Financial Measures and Core and Non-Core Results 2 Excludes the impact of potential share repurchases in 2016 As of February 4, 2016 NET KIOSK INSTALLATIONS BY SEGMENT Redbox (1,000) – (2,000) Coinstar (150) – (200) ecoATM 50 − 100 CONSOLIDATED Core adjusted EBITDA from continuing operations1 ($MM) $340 − $380 Core diluted EPS from continuing operations1,2 $5.00 − $6.30 Average diluted shares outstanding2 (MM) 16.29 – 16.35 Estimated effective tax rate 34.5% − 35.5% Free cash flow1 ($MM) $140 − $190 CAPITAL EXPENDITURES ($MM) TOTAL $45 − $55 Redbox $15 − $19 Coinstar $7 − $9 ecoATM $5 − $6 Corporate $18 − $21

Exhibit 2: 2016 Q1 Redbox Release Schedule

Outerwall
OUTR

As of February 4, 2016

Box Office[2] ($MM)
$600
$500
$400
$300
$200
$100
$-
(5)
$491
(4)
$409
(5)
$406
= # of new releases
(4)
$290
(5)
$301
(2)
$241
(7)
$202
(3)
$201
(4)
$170
(3)
$114
(1)
$110
(2)
$46
$0
1/5
1/12
1/19
1/26
2/2
2/9
2/16
2/23
3/1
3/8
3/15
3/22
3/29

2

Exhibit 2: 2016 Q1 Redbox Release Schedule (4) $409 (5) $406 $0 (3) $114 (4) $170 (4) $290 (5) $301 (1) $110 (2) $46 (2) $241 (7) $202 (5) $491 (3) $201 Box Office2 ($MM) = # of new releases Q1 20161 Q1 2015 Box Office2 Titles Box Office2 Titles Total $2.98Bn 45 $2.57Bn 37 January $928.5MM 12 $411.0MM 7 February $870.9MM 14 $896.9MM 14 March $1.18Bn 19 $1.27Bn 16 As of February 4, 2016 NOTE: Colors in chart show box office for the individual titles that make up the total new releases for the week 1 Q1 2016 data subject to change 2 Includes titles with total North American box office greater than $5MM